Exhibit 10.1

CIRCOR CONFIDENTIAL

January 14, 2022

Arjun Sharma

RE: Retention Agreement

Dear AJ:

We consider your continued service and dedication to CIRCOR essential to our business during a critical period of time. To incentivize you to remain employed with CIRCOR during this critical time, we are pleased to offer you the following modifications to your current salary package, as described in this letter agreement.

Additional Compensation for Interim Role

During the time you serve as the CIRCOR’s interim Chief Financial Officer (“Interim CFO”) and as a result in the increased responsibilities associated therewith, you will receive additional compensation in the amount of $4,500 per pay period (the “Additional Compensation”). This amount will be subject to the typical deductions and withholdings. This Additional Compensation will end with the pay period in which the permanent Chief Financial Officer joins CIRCOR or you cease serving as Interim CFO, whichever is earlier. The Additional Compensation will not be included in the calculation of any incentive compensation awards for which you may be eligible, nor will it be considered as salary for purposes of any severance agreements in place between you and CIRCOR.

Educational Bonus

CIRCOR will pay for you to attend the Advanced Management Program, which is a part of the Wharton School’s Executive Education program, in an amount not to exceed $65,000. You must repay this amount in full, if you leave CIRCOR’s employ for any reason within one year of completion of the program.

Retention Bonus

In recognition of your continued service with CIRCOR through and until December 31, 2022 (the “Retention Period”), we are offering you a retention bonus in the amount of $140,000, less all applicable withholdings and deductions required by law (the “Retention Bonus”).

The Retention Bonus will be paid in two installments. The first installment will be $95,000 and will be payable on June 30, 2022 (“First Payment Date”), with payment to occur on the first regularly scheduled pay date following the First Payment Date . In order to be eligible for the first installment, you must meet the following criteria:

1. You are actively employed by CIRCOR, and your performance has been satisfactory, as determined in CIRCOR’s sole discretion, from the date of this letter agreement through the First Payment Date.

2. You have not given notice of your intent to resign your employment.

3. CIRCOR has not given you notice of its intent to terminate your employment on or before the First Payment Date; provided, however, that you will be eligible to receive a pro rata portion of the first installment if CIRCOR gives you notice of its intent to terminate your employment other than for cause, as determined in CIRCOR’s sole discretion, on or before the First Payment Date and you satisfy all of the other eligibility criteria.

If you are terminated for Cause (as that term is defined in your current Change of Control Agreement), after the first installment is paid but prior to the end of the Retention Period, you agree to repay the first installment in full within fifteen (15) calendar days of the termination of your employment. If CIRCOR terminates you for a reason other than for Cause (as that term is defined in your current Change of Control Agreement), the Retention Bonus shall be accelerated and payable in its entirety within sixty (60) days of your last day of work as a result of such Company termination.

The second installment of $45,000 will be made on the first regularly scheduled pay date after the end of the Retention Period. In order to be eligible for the second installment, you must meet the following criteria:

1. You are actively employed by CIRCOR (in any Executive Committee level role), and your performance has been satisfactory, as determined in CIRCOR’s sole discretion, through the end of the Retention Period;

2. You have not given notice of your intent to resign your employment at any point prior to the end of the Retention Period; and

3. CIRCOR has not given you notice of its intent to terminate your employment on or before the end of the Retention Period; provided, however, that you will be eligible to receive a pro rata portion of the second installment if CIRCOR gives you notice of its intent to terminate your employment other than for cause, as determined in CIRCOR’s sole discretion, before the end of the Retention Period and you satisfy all of the other eligibility criteria.

Your employment remains at-will, meaning that you and CIRCOR may terminate the employment relationship at any time, with or without cause, and with or without notice.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between CIRCOR and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between CIRCOR and you. Such agreements shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both the Chief People Officer of CIRCOR and you.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of Massachusetts, including its statutes of limitations and Massachusetts choice of law statutes, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

Please sign and date this letter agreement and return the signed copy to Jessica Wenzell, General Counsel & Chief People Officer within five (5) days.

We look forward to your continued employment with us.

Very truly yours,
Jessica W. Wenzell
SVP, General Counsel & Chief People Officer

Agreed to and accepted by:

Arjun Sharma

Date: